Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 9th day of August, 2010, by and among Streamline Health Solutions, Inc., a Delaware corporation (“Parent”), Streamline Health, Inc., an Ohio corporation (“Company”) and Donald E. Vick, Jr. (“Employee”).
RECITALS:
A. Parent and the Company currently employ Employee as Interim Chief Financial Officer, Controller, Secretary and Treasurer for Parent and the Company; and
B. Employee possesses certain skills and expertise and desires to provide services to Parent and the Company as Interim Chief Financial Officer.
NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1. EMPLOYMENT
Parent and the Company hereby agree to employ Employee, and Employee, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.
2. POSITION AND DUTIES
While employed hereunder, Employee shall do all things necessary, legal and incident to the position(s) in which he is employed (currently, Interim Chief Financial Officer, Controller, Secretary and Treasurer), and otherwise shall perform such functions as the CEO and President of Parent or the Company may establish from time to time. Without limiting the foregoing, Employee shall be the Interim Chief Financial Officer of each of Parent and the Company and will be responsible for, perform and direct all duties consistent therewith until such time as Parent and the Company notify Employee that he no longer serves as Interim Chief Financial Officer. Employee shall report to the Company’s CEO and President and/or such other officers as designated by Parent in its discretion.
3. COMPENSATION
Subject to such modifications as may be approved from time to time by the Board of Directors or officers of Parent, the Employee shall receive the compensation and benefits listed on the attached Exhibit A. Such compensation shall be paid by Parent or the Company, at the discretion of Parent.

4. EXPENSES
Parent or the Company shall pay or reimburse Employee for all travel and out-of-pocket expenses reasonably incurred or paid by Employee in connection with the performance of Employee’s duties as an employee of Parent or the Company, respectively, upon compliance with the Company’s procedures for expense reimbursement including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. Expense reimbursement shall include, if applicable, expenses incurred under the company’s dental plan. You will receive at the Company’s option either, (1) reimbursement of your dental bills according to our existing dental insurance plan, or (2) receive dental insurance for your region equivalent to the existing Company plan at no expense to you.
5. PRIOR EMPLOYMENT
The Employee warrants and represents to Parent and the Company (i) that the Employee will take no action in violation of any employment agreement or arrangement with any prior employer, (ii) that the Employee has disclosed to Parent and the Company all such prior written agreements, (iii) that any employment agreement or arrangement with any prior employer is null and void and of no effect, and (iv) that the Employee has the full right and authority to enter into this Agreement and to perform all of the Employee’s obligations hereunder. The Employee agrees to indemnify and hold Parent and the Company harmless from and against any and all claims, liabilities or expenses incurred by Parent and/or the Company as a result of any claim made by any prior employer arising out of this Agreement or the employment of the Employee by Parent and the Company.
6. OUTSIDE EMPLOYMENT
Employee shall devote Employee’s full time and attention to the performance of the duties incident to Employee’s position with Parent and the Company, and shall not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Employee’s duty to devote Employee’s full time and attention to Parent and Company matters, provided that, the foregoing shall not prevent the Employee from participating in any charitable or civic organization that does not interfere with Employee’s performance of the duties and responsibilities to be performed by Employee under this Agreement.
7. CONFIDENTIAL INFORMATION
Employee shall not, during the term of this Agreement or at any time thereafter, disclose, or cause to be disclosed, in any way Confidential Information, or any part thereof, to any person, firm, corporation, association, or any other operation or entity, or use the Confidential Information on Employee’s own behalf, for any reason or purpose. Employee further agrees that, during the term of this Agreement or at any time thereafter, Employee will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of the Confidential Information, except on behalf of Parent or the Company in Employee’s capacity as an employee of Parent and the Company. Employee shall take all reasonable care to avoid unauthorized disclosure or use of the Confidential Information. Employee hereby assumes responsibility for and shall indemnify and hold Parent and/or the Company harmless from and against any disclosure or use of the Confidential Information in violation of this Agreement.

For the purpose of this Agreement, “Confidential Information” shall mean any written or unwritten information which specifically relates to and or is used in Parent’s or the Company’s business (including without limitation, Parent’s or the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computer, engineering, research, development, applications, financial information, information regarding services and products in development, market information including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Company, and the customers, clients, suppliers and others with whom Parent and/or the Company does or has in the past done, business, regardless of when and by whom such information was developed or acquired) which Parent or the Company deems confidential and proprietary which is generally not known to others outside Parent or the Company and which gives or tends to give Parent or the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to Parent and/or the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable. Provided, however, that “Confidential Information” shall not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Employee has lawfully acquired from a source other than Parent or the Company, or information which is required to be disclosed pursuant to any law, regulation, or rule of any governmental body or authority or court order. Employee acknowledges that the Confidential Information is novel, proprietary to and of considerable value to Parent and the Company.
Employee agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by Parent and/or the Company.
Employee agrees that, upon the request of Parent or the Company, Employee will immediately deliver up to the requesting entity all Confidential Information in Employee’s possession and/or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies, relating to or containing Confidential Information. Employee does not have, nor can Employee acquire any property or other right in the Confidential Information.
8. PROPERTY OF PARENT AND THE COMPANY
All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically improvements to existing inventions, conceived by the Employee, alone or with others, during the term of the Employee’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of Parent’s or the Company’s business operations or that relate to any work or projects of Parent or the Company, are and shall remain the exclusive property of Parent and the Company. Inventions, improvements and discoveries relating to the business of Parent or the Company conceived or made by the Employee, either alone or with others, while employed with Parent and the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of Parent and the Company. The Employee shall promptly disclose in writing any such matters to Parent and the Company but to no other person without the consent of Parent. The Employee hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Company. The Employee will, upon request of Parent, execute such assignments or other instruments and assist Parent and the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9. NON-COMPETITION AGREEMENT
(A) During the term of this Agreement and for a period of one year after the termination date of this Agreement (whether such termination be with or without cause), Employee agrees that he will not directly or indirectly, own, operate or otherwise work for or participate in any competitive business in the United States which designs, develops, manufactures or markets any product or service that in any way competes with Parent’s or the Company’s business, products or services as conducted, or planned to be conducted, on the date of termination (a “Competitive Business”).
(B) During the term of this Agreement and for a period ending one year from the termination of Employee’s employment with Parent and the Company, whether by reason of the expiration of the term of this Agreement, resignation, discharge by Parent and the Company or otherwise, Employee hereby agrees that Employee will not, directly or indirectly:
(i) solicit, otherwise attempt to employ or contract with any current or future employee of Parent or the Company for employment or otherwise in any Competitive Business or otherwise offer any inducement to any current or future employee of Parent or the Company to leave Parent’s or the Company’s employ; or
(ii) contact or solicit any customer or client of Parent or the Company (an “Existing Customer”), contact or solicit any individual or business entity with whom Parent or the Company has directly communicated for the purpose of rendering services prior to the effective date of such termination (a “Potential Customer”), or otherwise provide any other products or services for any Existing Customer or Potential Customer of Parent or the Company, on behalf of a Competitive Business or in a manner that is competitive to the Parent’s or the Company’s business; or
(iii) Use or divulge to anyone any information about the identity of Parent’s or the Company’s customers or suppliers (including without limitation, mental or written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans, or any other Confidential Information.
(C) For the purpose of this Agreement, Competitive Business shall mean any business operation (including a sole proprietorship) in the United States which designs, develops, manufactures or markets any product or service that in any way competes with Parent’s or the Company’s health information access system business, products or services as conducted, or contemplated to be conducted, on the date of termination.
10. TERM
(A) Unless earlier terminated pursuant to Section 11 herein or as provided in Section 10(B), for so long as Employee is serving as the Company’s Interim Chief Financial Officer, the term of this Agreement shall be for the time period beginning August 9, 2010, the date hereof, and continuing through January 31, 2011 (the “Term”), unless, during the Term of this agreement, or any extension thereof, there is a change in control as defined in Section 12 herein, at which time the then current Expiration Date will be extended to be one year from the date of the change in control. On January 31, 2011, or the Expiration Date resulting from a change in control, whichever is later, and on each annual Expiration Date thereafter, ( each such date being hereinafter referred to as the “Renewal Date”), the term of employment hereunder shall automatically renew for an additional one (1) year period unless the Company notifies Employee in writing at least 90 days prior to the applicable Renewal Date that the Company does not wish to renew this Agreement beyond the expiration of the then current term. Unless waived in writing by the Company, the requirements of Sections 7 (Confidential Agreement), 8 (Property of Parent and the Company) and 9 (Non-Competition Agreement) shall survive the expiration or termination of this Agreement for any reason.

(B) Notwithstanding the above Section 10(A), at any time prior to the occurrence of a change in control, Parent and the Company have the right in their sole discretion to notify Employee that his services as Interim Chief Financial Officer are no longer needed. Immediately upon Employee’s receipt of such notification or at such later time as may be specified in such notice, Employee thereafter shall be an employee-at-will and may continue to serve in such position(s) as mutually agreed by Employee, Parent and the Company. Employment in such position(s) may be terminated by Parent, the Company or Employee for any reason or no reason on 14 days’ prior written notice and three months of severance payments to Employee (including the Employee’s salary, incentive compensation and bonuses at the time of termination to be paid according to the Company’s normal payroll schedule), or upon the date of Employee’s death.
11. TERMINATION.
For as long as Employee is serving as the Interim Chief Financial Officer of Parent and the Company, the term of this Agreement shall be as provided in Section 10(A) subject to the following provisions of this Section 11. This Section 11 shall not apply subsequent to Parent and the Company informing Employee pursuant to Section 10(B) that his services as Interim Chief Financial Officer are no longer needed, in which case the term of this Agreement shall be as provided in Section 10(B).
(A) Death. This Agreement and Employee’s employment as Interim Chief Financial Officer and all other positions hereunder shall be terminated on the death of Employee, effective as of the date of Employee’s death.
(B) Continued Disability. This Agreement and Employee’s employment as Interim Chief Financial Officer and all other positions hereunder may be terminated, at the option of Parent, upon a Continued Disability of Employee, effective as of the date of the determination of Continued Disability as that term is hereinafter defined. For the purposes of this Agreement, “Continued Disability” shall be defined as the inability or incapacity (either mental or physical) of Employee to continue to perform Employee’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Employee shall have been unable to perform Employee’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Employee is unable to perform the essential functions of Employee’s job as Interim Chief Financial Officer shall be made by Parent’s Board of Directors in its reasonable discretion; provided, however, that if Employee is not satisfied with the decision of the Board, Employee will submit to examination by three competent physicians who practice in the metropolitan area in which the Employee then resides, one of whom shall be selected by Parent, another of whom shall be selected by Employee, with the third to be selected by the physicians so selected. The decision of a majority of the physicians so selected shall supersede the decision of the Board and shall be final and conclusive.
(C) Termination For Good Cause. Notwithstanding any other provision of this Agreement, Parent may at any time immediately terminate this Agreement and Employee’s employment as Interim Chief Financial Officer and all other positions hereunder for Good Cause. For this purpose, “Good Cause” shall include the following: the current use of illegal drugs; indictment for any crime involving moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which would adversely impact the business or reputation of Parent or the Company; fraud; misappropriation or embezzlement of Parent or Company funds or property; willful conduct which is materially injurious to the reputation, business or business relationships of Parent or the Company; or material violation of any of the provisions of this Agreement. Any alleged cause for termination shall be delivered in writing to Employee stating the full basis for such cause along with any notice of such termination.
(D) Termination Without Good Cause. Parent or the Company may terminate Employee’s employment as Interim Chief Financial Officer and all other positions prior to the Expiration Date at any time, whether or not for Good Cause (as “Good Cause” is defined in Section 11(C) above). In the event Parent or the Company terminates Employee without cause, Parent or the Company will pay Employee a lump sum amount equal to fifty percent (50%) times the Employee’s then current annual salary [to include only 50% of the then current base compensation (including the Minimum Annual Interim Chief Financial Officer responsibility adjustment) and 50% of the higher of the incentive compensation and bonuses paid to Employee during that prior fiscal year or earned in the then current fiscal year to date] plus health and dental benefits for 1 year after the date of termination, unless Employee is covered under another health and dental plan as a result of subsequent employment. Such severance payment for salary and incentive compensation shall be paid within 90 days following the date of Employee’s termination, except as otherwise provided in Section 20 hereof. Health or dental benefits shall be paid, if applicable, as incurred.

12. CHANGE IN CONTROL; ACCELERATED VESTING SCHEDULES
In the event that, within twelve months of a change in control of Parent and provided that Employee was serving as Interim Chief Financial Officer of Parent and the Company at the time of the change in control, Employee’s employment by Parent and the Company is terminated prior to the end of the Term or Employee terminates his employment due to a material reduction in his duties or compensation, (1) all incentive equity awards granted to Employee shall immediately vest in full, (2) Parent or the Company will pay Employee a lump sum amount equal to fifty percent (50%) times the Employee’s then current annual salary (including the Minimum Annual Interim Chief Financial Officer responsibility adjustment) at the time of termination, or if applicable, prior to any reduction in compensation causing the termination, which payment shall be made immediately upon termination, except as otherwise provided in Section 20 hereof, and (3) Employee shall continue to receive health and dental benefits for one year, which benefits shall be at least as favorable to Employee as he received prior to the change in control. For purposes of this Agreement, “change in control” means any of the following events:
(a) A change in control of the direction and administration of Parent’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as in effect on the date hereof and any successor provision of the regulations under the 1934 Act, whether or not Parent is then subject to such reporting requirements; or
(b) Any “person” (as such term is used in §13(d) and §14(d)(2) of the 1934 Act but excluding any employee benefit plan of Parent) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Parent representing more than one half of the combined voting power of Parent’s outstanding securities then entitled to vote for the election of directors; or
(c) Parent shall sell all or substantially all of the assets of Parent; or
(d) Parent shall participate in a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the 1996 Streamline Health Solutions, Inc. Employee Stock Option Plan and/or results in the occurrence of any event described in clause (a), (b) or (c) above.
Notwithstanding the foregoing, this Section 12 shall not apply subsequent to Parent and the Company informing Employee pursuant to Section 10(B) that his services as Interim Chief Financial Officer are no longer needed.

13. ACKNOWLEDGEMENTS
Parent, the Company and Employee each hereby acknowledge and agrees as follows:
(A) The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration and geographic scope;
(B) In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth in Section 7, 8 and/or 9, monetary damages or the other remedies at law that may be available to Parent and/or the Company for such breach or threatened breach will be inadequate and, without prejudice to Parent’s or the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, Parent and/or the Company will be entitled to injunctive relief from a court of competent jurisdiction; and
(C) The time period and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. The Employee agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with Parent and the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant.
14. NOTICES
Any notice or communication required or permitted hereunder shall be given in writing and shall be sufficiently given if delivered personally or sent by telecopier to such party addressed as follows:
(A)	In the case of Parent or the Company, if addressed to it as follows:
Streamline Health Solutions, Inc.
10200 Alliance Road
Suite 200
Cincinnati, Ohio 45242
Attn: J. Brian Patsy
(B)	In the case of Employee, if addressed to Employee at:
Donald E. Vick, Jr.
3448 Woodside Drive
Fairfield, Ohio 45014
Any such notice delivered personally or by telecopier shall be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.

15. ASSIGNMENT, SUCCESSORS AND ASSIGNS
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Parent and the Company may assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated by Employee. In the event that Parent and the Company assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, “Parent” and the “Company” shall then be deemed to include the successor or affiliated business or corporation to which Parent and the Company, respectively, assigned or otherwise transferred their rights hereunder.
16. MODIFICATION
This Agreement may not be released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.
17. SEVERABILITY
The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid provision were omitted herefrom.
18. COUNTERPARTS
This Agreement may be signed in counterparts and each of such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one in the same instrument.
19. DISPUTE RESOLUTION
Except as set forth in Section 13 above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), shall be submitted to and resolved by arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration shall be Cincinnati, Ohio. The company will reimburse Employee filing costs in excess of $1,000.
20. SECTION 409A
If Employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), amounts that are deferred compensation are not payable to the Employee until six months after his date of termination. If Section 409A applies, then notwithstanding the preceding sentence and as an exception to the six-month delay otherwise required by Section 409A of the Code, amounts due under Section 11(D) will be payable in regular installments in accordance with the Company’s general payroll practices for salaried employees until the March 15th of the year following the year of termination with the regular installment payment that immediately precedes March 15 to include any installment amounts that would otherwise be delayed because of the six-month delay. After the expiration of the six-month delay period following the date of termination, any and all remaining amounts due to Employee will then be paid to Employee in a lump sum.

Employee’s termination of employment occurs on or prior to the March 15th of the year following the year of the change in control, the lump sum due to Employee pursuant to Section 12 will be paid immediately (but not later than the applicable March 15th) following the date of termination. But if Employee is a “specified employee” under Section 409A of the Code and Employee’s termination of employment occurs later than the March 15th of the year following the year of the change in control, the lump sum will be immediately payable after the expiration of six months after the date of such termination of employment.
If any tax is imposed on Employee under Section 409A of the Code with respect to any payment made by the Company to Employee pursuant to Section 11(D) or Section 12, Employee will be responsible for payment of such tax, penalty, interest and any related audit costs incurred by Employee.
21. GOVERNING LAW
The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio and the laws of the United States applicable therein. The Employee acknowledges and agrees that Employee is subject to personal jurisdiction in state and federal courts in Hamilton County, Ohio.
IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.
By:	/s/ J. Brian Patsy
Its: President and CEO

STREAMLINE HEALTH, INC.
By:	/s/ J. Brian Patsy
Its: President and CEO

EMPLOYEE
/s/ Donald E. Vick, Jr.
Donald E. Vick, Jr.

EXHIBIT A - COMPENSATION AND BENEFITS

Employee:	Donald E. Vick, Jr.

Term:	8/9/2010 to 1/31/2011

Salary:	Minimum Annual Base Salary - $109,567

Minimum Annual Interim Chief Financial Officer responsibility adjustment - $20,500; which adjustment shall be paid to Employee on a pro rata basis over the course of each year during the Term of this Agreement for as long as Employee serves as the Interim Chief Financial Officer of Parent and the Company. In the event that Employee is notified by Parent and the Company pursuant to Section 10(B) of this Agreement that his services as Interim Chief Financial Officer are no longer needed, then Employee shall no longer be entitled to this adjustment.
Thereafter, the Parent’s Board of Directors, or Compensation Committee thereof, may annually adjust Employee’s base salary upward and Employee will be eligible to participate in any bonus plan implemented by the Parent’s Board of Directors, or Compensation Committee thereof, at such level as the Board or Committee deems appropriate.
Equity Incentives:
Parent agrees that Employee shall be eligible to participate in the Streamline Health Solutions, Inc. Employee Equity Incentive Compensation Plan and to receive additional grants as the Parent’s Board of Directors may determine appropriate from time to time hereafter.
Benefits:
Employee shall be eligible to participate in all other employee fringe benefit plans of Parent or the Company (but not both if Parent and Company have separate plans providing benefits that may be similar in nature), to the same extent and at the same levels as other officers of Parent or the Company are then participating.